Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-106268 and 333-111806 on Form S-3, and in Registration Statement Nos. 33-61093, 333-34433, 333-34435, 333-76138, 333-76140, and 333-132738 on Form S-8, of our report dated May 8, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adjustment to retrospectively apply the change in accounting discussed in Notes 2 and 3 to the financial statements), relating to the Piedmont Natural Gas Company, Inc. Payroll Investment Plan appearing in this Annual Report on Form 11-K of Piedmont Natural Gas Company, Inc. for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina
June 20, 2007